(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Avatech Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD 21117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

NOVEMBER 9, 2007

To the Stockholders of Avatech Solutions, Inc.:

The Annual Meeting of Stockholders of Avatech Solutions, Inc. (the “Company”) will be held at the Company’s Headquarters located at 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland on Friday, November 9, 2007 at 9:30 a.m., local time, for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until the election of their successors;

2.	To approve an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares of common stock of the Company, par value $0.01, authorized for issuance under such plan by one million (1,000,000) shares; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed September 11, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. We ask for your support and encourage you to attend the Annual Meeting. On behalf of the Board of Directors, we urge you to sign, date, and return the accompanying proxy card as soon as possible, even if you plan to attend the Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important regardless of the number of shares that you own.

By Order of the Board of Directors,

George M. Davis	Lawrence Rychlak
Chief Executive Officer	Secretary

Owings Mills, Maryland

October 2, 2007

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD, 21117

410-581-8080

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Avatech Solutions, Inc. (“Avatech” or the “Company”) in connection with the Annual Meeting of Stockholders to be held on Friday, November 9, 2007, or at any adjournments thereof, for the purposes set forth in the accompanying notice of the meeting. The Board of Directors has fixed the close of business on September 11, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the meeting. This proxy material is being sent to the Company’s stockholders on or about October 6, 2007.

As to all matters that may properly come before the meeting, including the election of directors, each record holder of common stock of the Company, par value $.01 per share (“Common Stock”), on the Record Date is entitled to one vote for each share of Common Stock held, and each record holder of the Company’s Series D, Series E and Series F Convertible Preferred Stock on the Record Date is entitled to one vote for each share of Common Stock into which shares of such Preferred stock are currently convertible. Holders of Common Stock and of Series D, Series E and Series F Convertible Preferred Stock may be voted in person or by proxy.

On the Record Date, there were outstanding 16,108,561 shares of Common Stock, 1,089,213 shares of Series D Convertible Preferred Stock, 1,060 shares of Series E Convertible Preferred Stock, and 4,000 shares of Series F Convertible Preferred Stock. The shares of Series D, Series E and Series F Convertible Preferred Stock are currently convertible into 2,180,244, 1,587,692 and 2,000,000 shares of Common Stock, respectively.

Stockholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. A prompt response is helpful and your cooperation will be appreciated.

The accompanying proxy may be revoked by the person giving it at any time prior to its being voted by filing a written notice of such revocation with the Secretary of the Company or by attending the meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2007 Annual Meeting, stockholders will be asked to elect eight directors to hold office for the ensuing year and until their successors are elected and qualify. A quorum for the Annual Meeting consists of a majority of the sum of (i) the shares of outstanding Common Stock and (ii) the shares of Common Stock into which the outstanding Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock may be converted, in each case present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes cast. Accordingly, if a quorum is present, a director nominee will be elected if he receives the most votes cast on his election. Abstentions, withheld votes, and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but are not counted for any purpose in determining whether this matter has been approved.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card. If no direction is given, it is the present intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the eight nominees listed below. Pursuant to the By-laws, the eight nominees were nominated by the Board of Directors. If, due to unforeseen contingencies, any of the nominees designated below shall not be available for election, the persons named in the accompanying form of proxy reserve the right to vote such proxy for such other person or persons as may be nominated for director by the management of the Company so as to provide a full Board. The Company has no reason to believe that any nominee will be unable to serve if elected.

Information about the eight nominees for director, including their names, ages as of the Record Date, and principal occupations and business experience for the past five years, is set forth below.

Name	Age	Director Since
Garnett Y. Clark, Jr.	65	2003
George W. Cox	70	2003
George M. Davis	51	2006
Eugene J. Fischer	61	2000
W. James Hindman	71	1997
Robert J. Post	45	2004
David C. Reymann	49	2007
Thom Waye	41	2006

GARNETT Y. CLARK, JR.—Mr. Clark has served as the President of Clark and Associates, a consulting company specializing in land development, residential real estate and residential construction for twenty-six years. Prior to founding Clark and Associates, Mr. Clark was the president and founder of GYC Group, a residential homebuilding company that he sold on January 1, 2002. Mr. Clark joined the Board in 2003 and is also a founding director of The Columbia Bank, a major central Maryland bank with headquarters in Columbia, Maryland.

GEORGE COX—Mr. Cox joined the board in August, 2003 and has been a member of the Audit Committee since September 2003. Mr. Cox has been the managing member of Cox, Ferber & Associates, a certified public accounting firm since 1989. Previous to that, he owned George W. Cox & Associates from 1977 to 1989 and worked as an associate and tax partner for Coopers & Lybrand (PricewaterhouseCoopers) from 1962 to 1977. He holds a B.S. in Business Administration from American International College in Springfield, Massachusetts. He served in active military service for the U.S. Army for two years and is currently a member of the Board of Trustees of the Baltimore Opera Company and a member of the Board of Directors of Cunningham Broadcasting Corporation.

GEORGE M. DAVIS—Mr. Davis joined the Board of Directors in July 2006 and was named Executive Vice Chairman in December 2006 and President and Chief Executive Officer in May 2007. Prior to joining Avatech, Mr. Davis was a co-founder of Aether Systems, Incorporated, a wireless data software and services company, and was its President and Vice Chairman of the Board from 2001 to 2004. Prior to founding Aether Systems, Mr. Davis worked for Westinghouse Electric Corporation (currently a division of Northrop Grumman) and Burroughs Corporation. He is currently a Partner in Coastal Ventures and sits on the Board of Directors of Defywire, a wireless data software company, is a member of the Directors Council of the Baltimore Museum of Art, a Steward of the Chesapeake Bay Foundation and a Trustee of Bethany College. Mr. Davis holds a Bachelor of Science in Economics and Business from Bethany College.

EUGENE J. FISCHER—Mr. Fischer was a director of PlanetCAD from March 2000 until its merger with Avatech, and currently serves as a director of Avatech and a member of its Executive and Compensation Committees. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1995, and is an executive officer in Capstone’s affiliated entities. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer holds a B.S. from the University of Minnesota and an M.S. from the University of California, Davis.

W. JAMES HINDMAN—Mr. Hindman has been a member of the Board of Directors of Avatech since its inception in 1997. Previously, Mr. Hindman founded Youth Services International, Inc. and served as its

Chairman of the Board and Chief Executive Officer from 1991 to 1997. In addition, Mr. Hindman was the founder of Jiffy Lube International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1980 to 1989. From 1976 to 1980, Mr. Hindman was the Head Football Coach at Western Maryland College. From 1967 to 1979, he was involved as the founder and President of W.J. Hindman & Associates, Inc., a real-estate development, health care and consulting company that owned and operated 18 nursing home facilities throughout Maryland, Iowa, Illinois and Nebraska. He has served as a member of the boards of directors of his alma mater, Morningside College and the Baltimore Symphony Orchestra.

ROBERT J. POST—Mr. Post brings to Avatech 20 years experience in finance, business restructuring, and creating profitable high growth in new entities; his experience is directly in line with Avatech’s growth strategy. Mr. Post is the President and Chief Executive Officer of TravelCLICK, a leading provider of digital media and data solutions to the worldwide travel industry. Prior to joining TravelCLICK, he was a Principal of Pconsulting LLC, where he provided finance, operating and sales growth strategies to mid-size and Fortune 500 firms including IBM and Pegasus Solutions. He was previously President and COO at hotelBANK, a Stockholm, Sweden-based B2B travel exchange and has held executive positions at Micros Systems and Westinghouse Electric Corporation. Mr. Post holds a B.S. in Business Management from Duquesne University.

DAVID C. REYMANN—Mr. Reymann joined the Board in August, 2007 where he serves as the Chair of the Audit Committee. Previously, Mr. Reymann served as Chief Financial Officer of Aether Systems, Inc. from 1998 to 2006 where he was an integral part of the management team which converted Aether Systems, Inc. from a wireless communications company to a brand acquisition and management company (now NexCen Brands, Inc.; Nasdaq: NEXC). From 1996 to 1998, he was Director of Finance and Accounting for the Sweetheart Cup Company, where he managed the financial reporting and financial analysis activities for their eleven North American manufacturing plants. Prior to joining Sweetheart Cup Company, Mr. Reymann worked for Procter and Gamble, Inc. from 1985 to 1996 and Ernst & Young from 1980 to 1985. Mr. Reymann earned his Bachelor of Arts degree in accounting from The University of Baltimore and is a Certified Public Accountant. He currently serves on the Board of Directors for The Believe in Tomorrow Foundation.

THOM WAYE—Mr. Waye joined the Board of Directors in November 2006 and was named its Chairman of the Board in February 2007. He founded the Sigma Opportunity Fund in 2003 and has more than 20 years of financial and operational experience within the technology, telecommunications, and healthcare sectors. Prior to forming Sigma, he was a Partner and Managing Director at ComVest Venture Partners, L.P., where he was primarily responsible for originating and structuring the fund’s operating company investments. Before joining ComVest, Mr. Waye was with AIG Global Investment Corporation, a $10+ billion private equity group, where he had responsibility for fundraising and fund development. In addition, he previously led Motorola’s and Unisys’ New York-based non-banking, financial services sales and marketing efforts.

The Board of Directors unanimously recommends that you vote “FOR” each nominee to the Board of Directors.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment to the Company’s Employee Stock Purchase Plan (the “Plan”) to increase the maximum number of shares of Common Stock that may be issued under the Plan from 1,000,000 to 2,000,000 (the “Plan Amendment”). On August 16, 2007, the Board of Directors authorized the Plan Amendment, subject to stockholder approval. The Plan was originally adopted on June 27, 1996, and was subsequently amended on March 31, 1999, September 24, 2003, and April 21, 2004.

The Plan was adopted to provide a means by which designated employees of the Company and its affiliates may be given an opportunity to purchase Common Stock through payroll deductions, to assist us in retaining the services of the Company’s employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the Company’s success, and is intended to qualify as an “Employee Stock Purchase Plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Prior to the current offering (as defined below) under the Plan, the Company had granted purchase rights (net of cancelled or expired purchase rights) covering an aggregate of 965,996 shares of the Common Stock and 34,004 shares remained available to be granted under the Plan. As of the Record Date, the Company’s employees had deferred sufficient amounts to purchase at least 51,000 shares, and assuming no changes in the current rate of salary deferrals and that purchases will occur at $0.74 per share (85% of the fair market value on September 11, 2007, approximately 59,000 shares will be purchased by employees from the current offering. The Plan Amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board.

The Board of Directors recommends a vote “FOR” approval of the plan amendment.

Vote Required; Manner of Approval

If a quorum is present, the Plan Amendment will be approved if it is approved by a majority of the votes cast on the proposal. For this purpose, the Company looks to the sum of (i) the shares of outstanding Common Stock and (ii) the shares of Common Stock into which the outstanding Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock may be converted, in each case present in person or by proxy and entitled to vote. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Plan Amendment. If a broker indicates on the proxy that it does not have discretionary authority to vote on the Plan Amendment, those shares will not be considered as present and entitled to vote with respect to that matter.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card. If no direction is given, it is the present intention of the persons named in the accompanying form of proxy to vote such proxy for the approval of the Plan Amendment.

Effective Date of Amendment; Registration of Shares

The Plan Amendment discussed in this proposal will be effective immediately upon approval by the stockholders. The Company intends to register the 1,000,000 additional shares of Common Stock on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as is practicable after the amendment is approved by stockholders.

Features of the Plan, as Amended

The following is a discussion of the material features of the Plan, amended as proposed. This discussion is subject in all respects to the actual terms of the Plan, amended as proposed.

Administration of the Purchase Plan: The Plan is administered by the Company’s Board of Directors, although the Board may delegate its authority to a committee meeting the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Board, or its designated committee, has the power (i) to determine when and how rights to purchase stock shall be granted and the provisions of each offering under the Plan, (ii) to designate from time to time which employees are eligible to participate in the Plan, (iii) to construe and interpret the Plan and to establish, amend, and revoke rules to govern the Plan, (iv) to take all actions necessary to correct any defects, omissions, or inconsistency in the Plan, and (v) to exercise such other powers as it deems appropriate to the proper administration of the Plan.

Participation; Eligibility: The Board, or its designated committee, may from time to time grant rights to purchase Common Stock to eligible employees on a date or dates selected by the Board or its designated committee. Each such “offering” contains one or more purchase periods, which generally last six months. The Board, or its designated committee, determines the length of each offering, not to exceed 27 months. Participants may enter the Plan at the beginning of each purchase period.

Participation in the Plan is voluntary and open to all employees of the Company and its subsidiaries who have been employed for 30 days before the beginning of any offering under the Plan; except that any employee who owns five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Company or any subsidiary (determined under the Code) may not participate.

An eligible employee enrolls in the Plan by authorizing the Company to deduct between 1% and 15% of his or her compensation during a purchase period. In accordance with Section 423 of the Code, a participant may not purchase shares under the Plan in any one calendar year having an aggregate fair market value of more than $25,000. Fair market value for this purpose is measured at the beginning of each purchase period. The Board, or its designated committee, may set more restrictive eligibility criteria, including that an offering is limited to employees who are not highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code.

At the end of each purchase period, a participant’s contributions are used to purchase a whole number of shares from the Company at the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of the purchase period or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period. Participant contributions do not earn interest pending investment and any amounts remaining in a participant’s account after the purchase of a whole number of shares will be held for the purchase of shares in the next purchase period in the offering or refunded to the participant, without interest, at the end of each offering.

The shares purchased are held for the participant in a brokerage account at a brokerage firm selected by the Company to help administer the Plan. No restrictions apply to the shares purchased by a participant, and each participant is entitled to vote shares held for his or her account. Thus, a participant may direct the brokerage firm to sell his or her Plan shares.

A participant may reduce or increase the rate of his or her payroll contributions during a purchase period. A participant may also withdraw from participation in the Plan during a purchase period, in which case payroll contributions cease and prior payroll contributions are refunded to the participant. A participation is automatically withdrawn upon the termination, for any reason, of a participant’s employment with the Company or its affiliates.

Shares Issuable Under the Purchase Plan: In its current form, the Plan authorizes the issuance of up to 1,000,000 shares of Common Stock. Amended as proposed, the Plan would authorize the issuance of up to 2,000,000 shares of Common Stock. In addition, if any right granted under the Plan lapses for any reason, then the shares of Common Stock covered by that right shall become available for grant again. Shares purchased from the Company will be either authorized but unissued shares or treasury shares. The Plan and the terms of outstanding rights will be appropriately adjusted by the Board, or its designated committee, in the event any change in the Common Stock of the Company occurs in connection with or because of a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination or exchange of shares, or similar event affecting the Common Stock.

Termination of Employment: In the event a participant’s employment is terminated, for any reason, that employee’s participation in the Plan and his or her outstanding rights to purchase shares will immediately terminate, and the Company will return all of his or her accumulated payroll deductions (less any deductions that have been used to acquire stock through termination) under the then current offering, without interest.

Transferability: Rights granted under the Plan to purchase shares may not be transferred by a participant other than by will and the laws of descent and distribution or pursuant to a beneficiary designation in the event of the participant’s death. Rights are exercisable only by the grantee-participant during his or her lifetime and only as described in the Plan.

Extraordinary Events: Upon the occurrence of certain extraordinary events involving the Company, the Board, in its sole discretion, may require any surviving or acquiring corporation to assume outstanding rights or substitute similar rights for those under the Plan, may determine that outstanding rights may continue in full force and effect, or may use participants’ accumulated payroll deductions to be used to purchase shares of Common Stock immediately prior to the transaction and terminate the then-current offering. For purposes of the foregoing, an “extraordinary event” includes (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation of the Company in which the Company is not the surviving entity, (iii) a reverse merger in which the Company is the surviving entity but pursuant to which the shares of Common Stock outstanding immediately prior to the merger are converted into other property, and (iv) the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

Termination, Suspension, and Amendment of the Purchase Plan: Subject to any stockholder approval requirements imposed by applicable law or the rules of any self-regulatory agency to which the Company may be subject, the Board of Directors may terminate, suspend, discontinue or amend the Plan at any time, but no such action may, without the consent of the holder of any right granted under the Plan, alter or impair such right.

Plan Benefits

Because the establishment of offering periods and those employees who are eligible to participate in the Plan are determined by the Board or its designated committee, the employees who may be eligible to participate in future offerings and the amounts, if any, of rights to purchase shares of Common Stock granted in such future offerings are not presently determinable.

Employees who have completed 30 days of service are eligible to participate in the Plan and approximately 60 are currently participating in the offering that will end on December 31, 2007.

Material Federal Income Tax Consequences

The following provides only a general description of the application of federal income tax laws to rights granted under the Plan, based on current federal income tax laws. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the identity of the participants. This summary is not intended to be exhaustive and, among other things, does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Participants should not rely on this discussion for individual tax advice, as each participant’s situation and the tax consequences of exercising rights and disposing of the underlying shares of Common Stock will vary depending upon the specific facts and circumstances involved. Each participant is advised to consult with his or her own tax advisor.

The Company intends that rights granted under the Plan will qualify for the favorable federal income tax treatment associated with rights granted under an employee stock purchase plan under the provisions of Section 423 of the Code.

Income Tax Consequences at Time Participant Receives Right to Purchase Stock. A participant will not recognize taxable income at the time the Company grants a right to the participant to purchase shares of Common Stock under the Plan. Further, the Company will not be entitled to any corresponding deduction regarding the grant of such a right at that time.

Income Tax Consequences at Time Participant Purchases Stock. A participant will not recognize taxable income when he or she purchases shares of Common Stock under the Plan, and the Company will not be entitled to any deduction at that time. Further, unlike incentive stock options, for Alternative Minimum Tax purposes, a participant will not recognize taxable income when the participant purchases shares of Common Stock pursuant to the Plan.

As mentioned above, a participant’s purchase of Common Stock will be effected through payroll deductions. Such payroll deductions are wages to the participant for income and payroll taxes purposes and an ordinary and necessary business expense that is deductible to the Company. Accordingly, the wages that a participant uses to purchase Common Stock will be taxed in conformity with the general rules applicable to taxation of wages.

Income Tax Consequences at Time Participant Sells Stock. Generally, upon a participant’s sale of shares of Common Stock purchased under the Plan, the participant will recognize ordinary income equal to the sales price less the purchase price, and the Company will be entitled to a corresponding deduction against its taxable income. (The top marginal federal income tax bracket is currently 35% on ordinary income earned by an individual and on all corporate income.)

However, if the participant (i) holds his or her shares of Common Stock for at least one year after they are purchased under the Plan and (ii) does not sell those shares until two years after receiving the right to purchase them under the Plan, then the participant will, upon a sale of those shares, recognize long-term capital gain equal to the aggregate sales price of the shares less the greater of: (1) the aggregate fair market value of the shares at the time the right to purchase such shares accrued, or (2) the aggregate of the amount paid by the participant to purchase the shares under the Plan. (The top marginal federal income tax bracket is 15% on most forms of long-term capital gain earned by an individual.) Any remaining gain from selling shares of Common Stock will be taxed as ordinary income. If the participant satisfies the aforementioned one-year and two-year holding requirements, then the Company is not entitled to any corresponding deduction regarding the participant’s sale of Company stock.

Payroll Tax Consequences. The Plan will generate no federal payroll tax obligations to the Company or to a participant at the time a right to purchase shares of Common Stock is granted to a participant, at the time a participant purchases shares pursuant to that right, or at the time a participant sells shares acquired through the Plan.

Interest of Certain Persons in the Plan Amendment

All of the Company’s executive officers are eligible to participate in the Plan. If the Plan Amendment is approved by stockholders, then rights will likely continue to be a part of the annual compensation paid to these persons. Whether such rights are granted, and the terms of any such rights, is in the discretion of the Board or its designated committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of June 30, 2007, with respect to all compensation arrangements that we maintain under which we may issue shares of common stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,650,301	$0.93	845,123
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,650,301	$0.93	845,123

CORPORATE GOVERNANCE

The Board of Directors periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations which govern the Company’s operations.

Committees and Meetings of the Board of Directors

Board of Directors—During the fiscal year ended June 30, 2007, the Board of Directors held nine meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board held during the year and the total number of meetings held by all committees on which the director served during such year. Board members are not required to attend the Annual Meeting of Stockholders but all seven incumbent directors attended the 2006 Annual Meeting of Stockholders.

Audit Committee—The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Audit Committee’s responsibilities include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The members of the Audit Committee are Messrs. Reymann (Chair), Post, Cox and Clark. The Board has examined the definition of “audit committee financial expert” as set forth in applicable rules of the Securities and Exchange Commission (the “SEC”) and determined that each of Messrs. Reymann, Post and Cox all satisfies this definition. During the fiscal year ended June 30, 2007, the Audit Committee met four times. The Audit Committee has adopted a written charter that is available on the Company’s Internet website at www.avat.com.

Nominating Committee—The full Board of Directors acts as a nominating committee for the annual selection of nominees for election as directors. The Board met in this capacity one time during fiscal year 2007. The Board believes that the interests of the Company’s stockholders are served by relegating the nominations process to the full Board, all but one of the members of which are independent (as discussed below). Although the Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees, nor established any procedures for this purpose. In considering prospective nominees, the Board considers the prospect’s relevant financial and business experience, the integrity and dedication of the prospect, his independence and other factors the Board deems relevant. The Board will apply the same criteria to nominees recommended by stockholders as those recommended by the full Board. It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with Section 5(c) of Article III of the Company’s By-Laws, a copy of which may be obtained from the Secretary of the Company or from the Company’s filings with the SEC.

Compensation Committee—In the fiscal year ended June 30, 2007, the Company had a standing Compensation Committee of the Board of Directors, consisting of Messrs. Fischer (Chair) and Waye. Mr. George Davis served on the Compensation Committee until his appointment as Executive Vice Chairman in December 2006. The Compensation Committee is charged with reviewing and determining the compensation of the Chief Executive Officer and the other executive officers of the Company, the processes and procedures for which are discussed in detail below under the section entitled “Compensation Discussion and Analysis”. On an annual basis, the Chief Executive Officer evaluates the compensation of the Executive Vice President and Chief Financial Officer based on his performance and peer comparisons and makes a recommendation to the Compensation Committee as to the compensation level for that position for the coming year. During the fiscal year ended June 30, 2007, the Compensation Committee met four times. The Compensation Committee has not adopted a written charter.

Director Independence

The Company’s Board of Directors has determined that each of Messrs. Clark, Cox, Fischer, Hindman, Post, Reymann and Waye is an “independent director” as that term is defined by Rule 4200(a)(15) of The Nasdaq

Stock Market’s listing standards (the “Nasdaq Listing Standards”). Each member of the Compensation Committee is an “independent director” as defined by Nasdaq Listing Standards Rule 4200(a)(15), and each member of the Audit Committee meets the independence standards of Nasdaq Listing Standards Rule 4350(d)(2). Prior to his election as the Company’s President and Chief Executive Officer, Mr. Davis was an “independent director” for purposes of Nasdaq Listing Standards Rule 4200(a)(15) and Rule 4350(d)(2). In determining the independence of Messrs. Clark and Post, the Board considered their purchase of Common Stock and warrants. In determining the independence of Mr. Waye, the Board considered the purchase of Common Stock and warrants by, and the Company’s payment of an advisory fee to, an entity controlled by Mr. Waye.

Compensation of Directors

The following table provides information about the compensation paid to or earned by the Company’s directors during fiscal year 2007 who are not Named Executive Officers (as defined below). Information regarding directors who are also Named Executive Officers is presented in the Summary Compensation Table below.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1,2]	All Other Compensation ($)[3]	Total ($)
Garnett Y. Clark, Jr.	$19,000	-0-	$5,219	-0-	$24,219
George W. Cox	$19,500	-0-	$5,219	-0-	$24,719
Eugene J. Fischer	$25,250	-0-	$5,219	$2,026	$32,495
W. James Hindman	-0-	$26,400	$5,219	$3,400	$35,019
Robert J. Post	-0-	$51,000	$5,219	-0-	$56,219
Thom Waye	-0-	$17,550	$11,890	$1,630	$31,070

(1)	For purposes of this table, the Company calculates the value of stock and option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 1 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 regarding the assumptions underlying the valuation of equity awards.
(2)	At June 30, 2007, outstanding stock options held by directors were as follows: Mr. Clark, options to purchase 42,000 shares; Mr. Cox, options to purchase 42,000 shares; Mr. Fischer, options to purchase 52,130 shares; Mr. Hindman, options to purchase 49,812 shares; Mr. Post, options to purchase 42,000 shares; and Mr. Waye, options to purchase 24,000 shares.
(3)	Amount represents travel reimbursements to Directors to attend Board and other Company meetings.

During the fiscal year ended June 30, 2007, those directors who were employed by the Company received no additional compensation for serving as a director. Directors are eligible to participate in the Company’s 2002 Stock Option Plan. Non-employee members of the Board of Directors receive an annual salary of $10,000, payable quarterly, as well as $1,000 for each meeting attended. The chairman of the Executive Committee and the Compensation Committee receive an additional $2,500 per year, paid quarterly, for performing their duties and the Audit Committee Chair receives an additional annual salary of $24,000, also paid quarterly. Non-employee members of the Board receive an additional $500 for each committee meeting which lasts more than 30 minutes. Directors may elect to receive $1.20 worth of stock in lieu of each dollar of cash compensation. Each non-employee director also receives an initial grant of an option to purchase 18,000 shares of Common Stock upon joining the Board, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. At the end of each fiscal year, non-employee directors are granted immediately-vested options to purchase 6,000 shares of stock. The exercise price of all non-employee director stock options and the value of stock granted in lieu of cash compensation is the closing price of a share of the Common Stock on the last business day before the options are granted or shares of stock are issued.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees, including its principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s Internet website at http://www.avat.com. In the event of an amendment to, or a waiver from, a provision of the Company’s Code of Ethics that applies to any of the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, the Company intends to promptly disclose such amendment or waiver on its Internet website.

Communications with the Board

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary (subject to any applicable regulatory requirements) will use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Compensation Committee Interlocks and Insider Participation

There is a Compensation Committee of the Board of Directors which as of June 30, 2007 consisted of Mr. Fischer (Chair) and Mr. Waye, neither of which has ever been an officer or employee of Avatech or any of its subsidiaries. Mr. George Davis, the current President and Chief Executive Officer, served on the Compensation Committee until his appointment as Executive Vice Chairman in December 2006. During the fiscal year ended June 30, 2007, and in the interim period since, no other executive officer of Avatech served as a member of the compensation committee or board of directors of another public company.

On January 29, 2007, the Company closed on a private placement pursuant to which it sold 986,518 shares of Common Stock and warrants to purchase 591,911 shares of Common Stock to Sigma Opportunity Fund, LLC, whose managing member is Mr. Waye, for an aggregate purchase price of $1,500,000. The warrants expire in January 2011. In addition, under the terms of the deal, the Company paid Sigma Opportunity Fund LLC an advisory and monitoring fee of $75,000, a payment of $20,000 as reimbursement for closing costs and issued warrants to purchase up to 75,000 shares of the Company’s Common Stock at $1.5205 per share. These warrants expire in January 2011.

Family Relationships

There are no family relationships among the directors or the executive officers.

Certain Relationships and Related Transactions

Transactions since July 1, 2006

On January 29, 2007, the Company closed on a private placement pursuant to which it sold an aggregate of 1,085,170 shares of common stock and issued warrants to purchase, in the aggregate, 726,102 shares of common stock to several members of its Board of Directors and to Sigma Opportunity Fund LLC, whose managing member is Mr. Waye. The warrants expire in January 2011. Messrs. Clark and Post each purchased 16,442 shares of Common Stock and received warrants to purchase 9,865 shares of Common Stock, for an aggregate purchase price of $25,000 each; Mr. Davis purchased 65,768 shares of Common Stock and received warrants to purchase 39,461 shares of Common Stock, for an aggregate purchase price of $100,000. In addition, under the terms of the deal, the Company paid Sigma Opportunity Fund LLC an advisory and monitoring fee of $75,000, a payment of $20,000 as reimbursement for closing costs and issued warrants to purchase up to 75,000 shares of the Company’s Common Stock at $1.5205 per share. These warrants expire in January 2011.

Review, Approval and Ratification of Related Party Transactions

The Company and its subsidiaries have adopted policies and procedures to ensure that related party transactions are reviewed for potential conflicts of interest and that related party transactions are disclosed in SEC reports as and when required by SEC laws and regulations. The term “related party transaction” is defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

In addition to the Board’s general duties of care and loyalty, the Delaware General Corporation Law requires the Board to review and approve loans that the Company makes to employees and officers to ensure that such loans will benefit the Company.

BENEFICIAL OWNERSHIP OF AVATECH SOLUTIONS, INC.

The following table shows information, as of September 4, 2007, with respect to each person or group of affiliated persons, other than directors, nominees, and Named Executive Officers of the Company, known by the Company to beneficially own more than 5% of the Company’s voting securities. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and take into account all voting securities that may be acquired within 60 days of September 4, 2007. To the Company’s knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all voting securities shown as beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series F Convertible Preferred Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Sigma Opportunity Fund LLC[1] 800 Third Avenue, 17th Floor New York, NY 10022	2,552,349	15.0%	—	—	—	—	—	—

The Tail Wind Fund Ltd.[2] c/o Tail Wind Advisory & Management Ltd. 77 Long Acre London, WC2E 9LB, UK	2,590,000	13.9%	—	—	—	—	1,850	92.5%

Capstone Ventures SBIC, L.P.[3] 3000 Sand Hill Road Building 1, Suite 290 Menlo Park, California 94025	1,400,538	8.1%	500,000	45.9%	75	7.1%	—	—

Henry D. Felton[4] 13001 Dover Road Reisterstown, MD 21136	1,016,479	6.2%	81,418	7.5%	50	4.7%	—	—

(1)

Sigma Opportunity Fund, LLC’s beneficial ownership of Common Stock includes 891,911 shares of Common Stock issuable upon exercise of outstanding warrants. Mr. Thom Waye, the Company’s Board Chair, is the manager of Sigma Capital Advisors LLC, which is the managing member of Sigma Opportunity Fund, LLC, and exercises sole voting and dispositive power with respect to the shares held by both Sigma Capital Advisors LLC and Sigma Opportunity Fund, LLC. The shares of Common Stock owned by Sigma Opportunity Fund, LLC are also included in Mr. Waye’s beneficial ownership total in the table below.

(2)	The Tail Wind Fund Ltd.’s beneficial ownership of Common Stock includes 1,850,000 shares of Common Stock issuable on conversion of shares of Series F Convertible Preferred Stock and 740,000 shares of Common Stock issuable upon exercise of outstanding warrants related to the Series F Convertible Preferred Stock.
(3)	Capstone Ventures SBIC, L.P.’s beneficial ownership of Common Stock includes 1,000,837 and 115,385 shares of Common Stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively; 23,077 shares of Common Stock issuable upon exercise of outstanding warrants held by Capstone related to the Series E Convertible Preferred Stock; and 38,250 shares of Common Stock subject to options that are exercisable within 60 days of September 4, 2007 by Capstone. Mr. Eugene Fischer, a director of the Company, is the president of the general partner of Capstone and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry. The shares of Common Stock beneficially owned by Capstone Ventures SBIC, L.P. are also included in Mr. Fischer’s beneficial ownership total in the table below.
(4)	Mr. Felton served as Chief Executive Officer of Avatech until December 2, 2002 and remains an employee of Avatech. His beneficial ownership of Common Stock includes 24,000 shares of Common Stock subject to options exercisable within 60 days of September 4, 2007, 162,972 and 76,923 shares of Common Stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively; 15,385 shares of Common Stock issuable upon exercise of outstanding warrants issued in connection with the Series E Convertible Preferred Stock, respectively; and 78,120 shares of Common Stock held by his wife.

The following table shows information known by the Company, as of September 4, 2007 with respect to the beneficial ownership of the Company’s voting securities by each of the Company’s current directors, nominees for director, and Named Executive Officers, and all of the current directors, nominees, and Named Executive Officers as a group. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and take into account securities underlying stock options and warrants that are exercisable within 60 days of September 4, 2007. To the Company’s knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of the voting securities shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series F Convertible Preferred Stock
Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Thom Waye[1]	2,651,667	15.5%	—	—	—	—	—	—
Eugene Fischer[2]	1,400,538	8.1%	500,000	45.9%	75	7.1%	—	—
George W. Cox[3]	241,812	1.5%	—	—	10	*	—	—
Garnett Y. Clark, Jr.[4]	240,150	1.5%	41,666	3.8%	50	4.7%	—	—
Lawrence Rychlak[5]	209,697	1.3%	—	—	25	2.4%	—	—
George M. Davis[6]	147,169	*	—	—	—	—	—	—
Robert J. Post[7]	137,187	*	—	—	20	1.9%	—	—
W. James Hindman[8]	49,812	*	163,052	15.0%	—	—	—	—
All current directors, nominees for directors, and Named Executive Officers as a group:	5,377,688	27.9%	704,718	64.7%	180	17.0%	—	—

*	Less than one percent.
(1)	Mr. Thom Waye is the Chairman of the Board and the manager of Sigma Capital Advisors LLC, which is the managing member of Sigma Opportunity Fund, LLC. Mr. Waye exercises sole voting and dispositive power with respect to the shares held by both Sigma Capital Advisors LLC and Sigma Opportunity Fund, LLC. The amount shown for Mr. Waye includes 12,000 shares of Common Stock subject to options held by Sigma Capital Advisors LLC, 891,911 shares of Common Stock issuable upon exercise of outstanding warrants held by Sigma Opportunity Fund, LLC and 75,000 shares of Common Stock issuable upon exercise of warrants held by Sigma Capital Advisors, LLC.

(2)	Mr. Eugene Fischer is a member of the Board of Directors. The amount shown for Mr. Fischer includes 7,880 shares of Common Stock subject to options held by Mr. Fischer; 1,000,837 and 115,385 shares of Common Stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively, held by Capstone Ventures SBIC, L.P, ; 23,077 shares of Common Stock issuable upon exercise of outstanding warrants held by Capstone related to the Series E Convertible Preferred Stock; and 44,250 shares of Common Stock subject to options held by Capstone. Mr. Eugene Fischer is the president of the general partner of Capstone and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry.
(3)	Mr. Cox is a member of the Board of Directors. The amount shown for Mr. Cox includes 181,350 shares of Common Stock held by the Hindman Grandchildren’s Trust, of which Mr. Cox is the sole trustee; 42,000 shares of Common Stock subject to options, 15,385 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock; and 3,077 shares of Common Stock issuable upon exercise of outstanding warrants issued in connection with the Series E Convertible Preferred Stock.
(4)	Mr. Clark is a member of the Board of Directors. The amount shown for Mr. Clark includes 50,041 shares of Common Stock issuable on conversion of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan; 33,359 shares of Common Stock issuable on conversion of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. SEP IRA; 42,000 shares of Common Stock subject to options; 76,923 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock; and 15,385 shares of Common Stock issuable upon exercise of outstanding warrants issued in connection with the Series E Convertible Preferred Stock.
(5)	Mr. Rychlak serves as the Company’s Executive Vice President and Chief Financial Officer. The amount shown for Mr. Rychlak includes 163,542 shares of Common Stock subject to options; 38,462 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock; and 7,693 shares of Common Stock issuable upon exercise of outstanding warrants of the Series E Convertible Preferred Stock.
(6)	Mr. Davis is the Company’s President and Chief Executive Officer. The amount shown for Mr. Davis includes 56,000 shares of Common Stock subject to options; and 39,461 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Davis.
(7)	Mr. Post is a member of the Board of Directors. The amount shown for Mr. Post includes 42,000 shares of Common Stock subject to options; 9,865 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Post; 30,769 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock; and 6,154 shares of Common Stock issuable upon exercise of outstanding warrants issued in connection with the Series E Convertible Preferred Stock.
(8)	Mr. Hindman is a member of the Board of Directors. The amount shown for Mr. Hindman includes 49,812 shares of Common Stock subject to stock options; and 326,377 shares of Common Stock issuable on conversion of shares of Series D Convertible Preferred Stock.

EXECUTIVE OFFICERS

Set forth below is information, as of June 30, 2007, with respect to the individuals who serve as the executive officers of the Company.

Name	Age	Position
George M. Davis	51	President and Chief Executive Officer
Lawrence Rychlak	50	Executive Vice President and Chief Financial Officer

George M. Davis—Mr. Davis joined the Board of Directors in July 2006 and was named Executive Vice Chairman in December 2006 and President and Chief Executive Officer in May 2007. Prior to joining Avatech, Mr. Davis was a co-founder of Aether Systems, Incorporated, a wireless data software and services company and was its President and Vice Chairman of the Board from 2001 to 2004. Prior to founding Aether Systems, Mr. Davis worked for Westinghouse Electric Corporation (currently a division of Northrop Grumman) and Burroughs Corporation. He is currently a Partner in Coastal Ventures and sits on the Board of Directors of Defywire, a wireless data software company, is a member of the Directors Council of the Baltimore Museum of

Art, a Steward of the Chesapeake Bay Foundation and a Trustee of Bethany College. Mr. Davis holds a Bachelor of Science in Economics and Business from Bethany College.

Lawrence Rychlak—Mr. Rychlak joined Avatech from Baltimore-based Environmental Elements Corporation, where he served as interim president and Senior Vice President and Chief Financial Officer from 2001 to May 2005. Mr. Rychlak’s background also includes several senior financial positions in both for profit and not-for-profit organizations, business consulting with a regional consulting firm and eight years with an international accounting and consulting firm. He is a Certified Public Accountant and holds a Bachelor’s of Arts degree and Master’s Degree in Business Administration from Loyola College in Baltimore.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes Avatech’s compensation philosophy, objectives, and processes for fiscal year 2007, including the methodology for determining executive compensation for the Company’s Principal Executive Officer and Principal Financial Officer, the former Chief Executive Officer, the former President and Chief Operating Officer and the Executive Vice Chairman (the “Named Executive Officers”). Please also refer to the more detailed compensation tables and disclosures under the section entitled “Executive Compensation”.

Overall Compensation Philosophy & Guiding Principles

Avatech recognizes and values the critical role that executive leadership plays in its performance. The executive compensation philosophy is intended to attract, motivate, and retain top executive talent, to link executive rewards with stockholder returns, to achieve strategic business objectives, to reward both short and long-term performance, and to provide incentives for better than target results.

The philosophy is to pay competitive base salaries based on company and individual experience, performance, and contributions. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity based awards, are targeted to be competitive but depend more heavily upon company performance than does base pay. Total compensation and accountability are intended to increase with position and responsibility.

Compensation Decision Process

The Compensation Committee of the Board of Directors is charged with managing and monitoring compensation and benefit plans for the Chief Executive Officer and the other Named Executive Officers. The process by which the committee makes specific decisions relating to executive compensation includes consideration of the following factors:

•	The compensation philosophy;

•	Avatech’s performance relative to peers and industry standards;

•	Success in attaining annual and long-term goals and objectives;

•	Alignment of executive interests with stockholder interests through equity based awards vesting over a period of years;

•	Management of compensation expense, and emphasis on performance-based compensation;

•	Individual performance, experience, and contributions;

•	Executive officer potential;

•	Total compensation and the mix of compensation elements for each named executive officer;

•	The competitiveness of executive compensation relative to Avatech’s peers and conditions in our labor markets;

•	The relative appropriateness of each named executive officer’s compensation as compared to compensation of other executive officers; and

•	Retention considerations.

Role of the Compensation in the Executive Compensation Process

It is the responsibility of the Compensation Committee to review compensation policies applicable to executive officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels and equity based awards for executive officers for consideration by the Board of Directors of Avatech or its committees, as appropriate; and to monitor the adequacy and effectiveness of various compensation and benefit plans and executive succession planning of the Company. The committee meets throughout the year (four times in fiscal 2007) and also takes action by written consent. The chairman of the committee reports on committee actions at meetings of the Board of Directors.

The committee reviews all compensation components for Avatech’s Named Executive Officers. Compensation includes base salary; annual bonuses and other short-term incentives; long-term incentives including equity based awards; benefit plans; and other perquisites. The committee reviews the performance of each Named Executive Officer, determines the appropriate mix of compensation and makes recommendations regarding their compensation to be approved by the full Board of Directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resource, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultants and to approve their compensation and the terms of their engagement.

Compensation Structure/Elements

Avatech’s total compensation program consists of four main components of compensation: Base Salary, Annual Incentive, Long-Term Incentive/Equity Awards, and Fringe Benefits. The following is a summary of the role of each component, a description of how decisions regarding the component are made and the resulting 2007 decisions as they relate to the Named Executive Officers.

Base Salary

Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, consideration is given to the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, as well as competitive salary practices at similar companies.

In 2007, executive salaries were reviewed and the following adjustments made:

		Base Salary		Increase
Name	Title	2006	2007	Amount	%
George M. Davis	President and Chief Executive Officer	$150,000	$215,000	$65,000	43.3%
Lawrence Rychlak	Executive Vice President and Chief Financial Officer	190,000	215,000	25,000	13.2%
Donald R. Walsh	Former Chief Executive Officer	275,000	300,000	25,000	9.1%
W. Scott Harris	Former President and Chief Operating Officer	250,000	260,000	10,000	4.0%

The increase for Mr. Davis was as a result of his promotion to Chief Executive Officer and the increases for Messrs. Rychlak, Walsh and Harris were based upon the Company’s prior year performance, their individual performance and peer benchmarking.

Annual Incentives

Avatech maintains a Management Incentive Plan (the “Incentive Plan”), which is designed to pay out a cash reward based on a percentage of salary and pre-established key performance indicators that assess actual performance relative to plan. For 2007, Messrs. Walsh, Harris and Rychlak were eligible to earn up to 75%, 50% and 33%, respectively, of their salaries (the “Target Awards”), based on fully diluted earnings per share and growth in service revenues. Seventy-five percent of the Target Awards was determined by reference to earnings per share (the “EPS Awards”), and the remaining 25% was determined by reference to growth in service revenues (the “Service Revenues Awards”). Details on these performance measures and the related awards are as follows:

•	50% of the EPS Awards earned at EPS of $0.18

•	60% of the EPS Awards earned at EPS of $0.19

•	70% of the EPS Awards earned at EPS of $0.20

•	80% of the EPS Awards earned at EPS of $0.21

•	90% of the EPS Awards earned at EPS of $0.22

•	100% of the EPS Awards earned at EPS of $0.23

•	50% of the Service Revenues Awards earned at $9,000,000 in Service Revenue

•	100% of the Service Revenues Awards earned at $10,300,000 in Service Revenue

•	Pro rata percent for amount between $9,000,000 and $10,300,000

The Incentive Plan provided for an over achievement increase to the Target Awards of $20,000 for each $.01 EPS above $0.23.

2002 Stock Option Plan

To promote the best long-term benefits to the Company and its stockholders, the Company has a 2002 Stock Option Plan (“Option Plan”) under which directors, officers and employees may be granted awards of stock options. The purpose of the Option Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s common stock and to promote the interests of the Company and its stockholders by encouraging greater employee ownership of the Company’s common stock. Most of the options granted or to be granted under the Option Plan vest over a period of several years, thereby providing a long-term incentive and encouraging a long-term relationship between the employee and the Company. Awards under the Option Plan have been and will be made to employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company. Currently, a maximum of 3,100,000 shares of Common Stock may be issued under the Option Plan, and options to purchase 1,665,135 shares of common stock are outstanding. As a result of a 1:20 reverse stock split in connection with our November 19, 2002 merger with PlanetCAD, Inc., a very large number of shares are reserved for issuance under the Option Plan, compared to the number of shares of Common Stock and Common Stock equivalents currently outstanding. Regardless of the share reserve, the Compensation Committee will restrict the number of shares subject to outstanding options to 15% of the number of shares of our Common Stock which are issued and outstanding at any given time.

Restricted Stock Award Plan

To promote the best long-term benefits to the Company and its stockholders, the Company has a Restricted Stock Award Plan (the “Award Plan”) under which directors, officers and employees may be granted awards of

Common Stock subject to vesting and forfeiture provisions. The purpose of the Award Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s Common Stock. Most of the awards granted or to be granted under the Award Plan vest over a period of one or more years, providing incentives for select officers, employees and directors to maintain a long-term relationship with the Company and contribute to its continued growth. Awards under the Plan have been and will be made to select officers, employees, and directors who have the capacity for contributing in a substantial measure to the successful performance of the Company. Currently, a maximum of 1,200,000 shares of Common Stock may be issued under the Restricted Stock Award Plan, and awards of 558,216 shares of Common Stock are outstanding.

Employee Stock Purchase Plan

To promote the best long-term benefits to the Company and its stockholders, the Company has an Employee Stock Purchase Plan (the “Purchase Plan”) under which employees who are less than 5% stockholders of the Company may purchase Common Stock at a 15% discount through salary deductions. The purpose of the Purchase Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s Common Stock and to promote the interests of the Company and its stockholders by encouraging greater employee ownership of the Company’s Common Stock. Any full-time employee who has completed 30 days of service is eligible to participate in the Purchase Plan. Currently, a maximum of 1,000,000 shares of Common Stock may be issued under the Purchase Plan, and approximately 950,000 shares of Common Stock have been purchased.

Long-Term Incentive Compensation/Equity Based Awards

Avatech believes that equity based compensation is among the most effective means of creating a long-term link between the interests of its stockholders and the performance of our organization and its executive team. Vesting schedules for equity based awards also encourage officer retention.

Executives are eligible to receive equity awards in the form of stock options and restricted stock and the value of these awards granted is based on competitive market practice, company performance, and individual performance. The Compensation Committee recommends, in its discretion, the form, number, and terms of equity based awards, and the full Board of Directors approves the awards.

In September 2006, the Compensation Committee recommended and the Board of Directors approved equity-based awards of stock options to Messrs. Walsh, Harris and Rychlak based upon the totals of previous awards and each executive officer’s performance. In December 2006, the Compensation Committee recommended and the Board of Directors approved an award of stock options to George M. Davis due to his appointment as Executive Vice Chairman.

Named Executive Officer	Number of Options Awarded
Walsh	25,000
Harris	100,000
Rychlak	50,000
Davis	100,000

The options granted to Mr. Walsh were to vest ratably each month over a four year period but were forfeited in August 2007 in accordance with the terms of his Separation and Retirement Agreement. In accordance with the terms of his employment agreement, the options granted to Mr. Harris vested upon his resignation, but were not exercised and were therefore forfeited in May 2007. The options granted to Mr. Rychlak vest ratably each month over a four year period. One fourth of Mr. Davis’ award of stock options vested immediately, one fourth vests on the first anniversary of the grant and the remaining options vest ratably over a three year period, and such vesting may be accelerated if certain performance targets are met.

Benefits and Perquisites

The purpose of executive benefits and perquisites is to provide economic value to the executive in order to attract, retain, and motivate key executives. Avatech’s policy on executive benefits has been to provide benefits consistent with market practice. The Named Executive Officers participate in the same benefit plans available to all employees including the 401(k) Plan and the Employee Stock Purchase Plan.

Total Compensation Mix

The Compensation Committee believes that the elements described above provide a well proportioned mix of security-oriented compensation, at-risk/performance-based compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. By following a portfolio approach to benefits, the Company provides the executives a measure of security as to the minimum levels of compensation he or she is eligible to receive, while motivating the executive to focus on the business measures that will produce a high level of performance for Avatech and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of annual incentives and the equity based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance; between reward and retention.

Inputs for Compensation Determinations

Company Goal Setting for Compensation Purposes

On an annual basis, the Board of Directors approves annual company-wide goals that are designed to support the strategic plan by setting annual targets for achievement. These goals along with competitive information help determine the incentive award determination for the Named Executive Officers. Once the annual strategic goals are defined, the Compensation Committee works with management to set the performance levels for the Incentive Plan.

The CEO discusses and reports on the performance of Avatech with the Board of Directors on a regular basis throughout the year. At the end of the plan year, the CEO reviews the performance relative to the strategic plan and specific incentive targets. This information is used in assessing individual performance of the CEO and executives.

Pay Levels and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s role and responsibilities within Avatech, the individual’s experience and expertise, the pay levels of peers within the Company, pay levels in the market place for similar positions, and performance and contribution of the individual and Avatech as a whole.

The Compensation Committee assesses “competitive market” compensation using a number of data sources reflecting industry practices of organizations similar in size and scope to Avatech. A primary data source used in setting competitive market for the Named Executive Officers is the information publicly disclosed by other publicly traded software and services companies. The Compensation Committee generally intends that the compensation for each executive will be competitive.

Committee Discretion and Final Compensation Decisions

The Compensation Committee retains the discretion to revise all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Committee retains the discretion to increase payouts or consider special awards for significant performance, or due to other subjective factors. The Compensation Committee believes that the compensation package for each of the Named Executive Officers is appropriately within the range of the peer data and reasonable given the Company’s and each individual’s performance.

Employment and Other Significant Agreements with Executive Officers

Employment Arrangements

Each of the Named Executive Officers has an employment agreement with Avatech. The Compensation Committee and the Board of Directors believe that these agreements assure fair treatment of the executive in relation to his career with the Company by assuring him of some financial security. The agreements also protect the stockholders by encouraging the executive to continue his attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire Avatech. These employment agreements remain in effect until termination of the executive or upon retirement. They provide for minimum base salaries, subject to annual review, and the right to participation in incentive compensation and benefit plans.

Upon termination without cause by Avatech, Mr. Davis is entitled to salary for a period of three months and Mr. Rychlak is entitled to salary for a period of twelve months based upon current compensation levels. Each of the employment agreements provide that in the event of a change in control and if the executive is terminated or elects to resign, the executive would receive his salary for a period of twelve months based upon current compensation levels. Messrs. Rychlak and Davis, upon a termination of employment other than for cause or following a change in control, would each receive their salary for a period of twelve months. Those payments would total $215,000 to each executive. The Board approved a $344,000 retention bonus for Mr. Walsh that was payable if he provided services to the Company through July 2007 or if the Board earlier terminated his services without cause.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination.

Each executive officer is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Avatech and its customers. The executive is also bound by a covenant not to compete and not to interfere with other employees of Avatech if the executive’s employment is terminated for any reason.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Avatech’s management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. The Compensation Committee has considered the impact of the Statement of Financial Accounting Standard No. 123R, “Share-Based Payment,” which Avatech adopted on July 1, 2005, on its use of equity based awards.

Equity Based Award Practices

Equity based awards are generally granted in the latter part of each calendar year, after the completion of the year end audit and the filing of the various required reports. The grant date for all awards is the date of Board approval of the grants and the exercise price is the closing price of Avatech common stock on the grant date. Vesting schedules vary, but generally the stock option awards to Named Executives vest over a three or four year period and expire ten years after the award, or three months after termination, which ever occurs first.

Ownership Guidelines

Avatech does not currently have a formal stock ownership requirement for executives, but all of its executive officers own Avatech stock. The Board of Directors encourages stock ownership by executives on a voluntary basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

The Compensation Committee,

Eugene J. Fischer, Chairman

Thom Waye

EXECUTIVE COMPENSATION

The tables and other information that follow provide detailed information about the remuneration (for services in all capacities) awarded to, earned by, or paid to the Company’s Named Executive Officers for the last fiscal year pursuant to the Company executive compensation practices and policies discussed above in the section entitled “Compensation Discussion and Analysis”.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Option Awards ($)[5,6]		Non-equity Incentive Plan Compensation ($)[7]	All Other Compensation ($)		Total ($)
George M. Davis	2007	$87,500	$77,837	[1]	$-0-	$-0-		$165,337
President and Chief Executive Officer[1]

Lawrence Rychlak	2007	$210,833	$3,267		$-0-	$9,300	[8]	$223,400
Executive Vice President and Chief Financial Officer

Donald R. Walsh	2007	$295,833	$1,633		$-0-	$7,950	[8]	$305,416
Former Chief Executive Officer[2]

W. Scott Harris	2007	$258,333	$142,114		$13,939	$13,473	[9]	$427,859
Former President and Chief Operating Officer[3]

Christopher D. Olander	2007	$107,708	$-0-		$-0-	$343	[8]	$108,051
Former Executive Vice President and General Counsel[4]

(1)	Mr. Davis also serves on the Board of Directors, but receives no fees for such service.
(2)	Mr. Walsh retired as the Chief Executive Officer on May 14, 2007 and from the Board on July 31, 2007. Mr. Walsh received no fees for serving on the Board.
(3)	Mr. Harris served until February 28, 2007.
(4)	Mr. Olander served until July 15, 2007.
(5)	For purposes of this table, the Company calculates the value of option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 1 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 regarding the assumptions underlying the valuation of equity awards.
(6)	At June 30, 2007, outstanding stock options held by the Named Executive Officers were as follows: Mr. Davis, options to purchase 118,000 shares; Mr. Rychlak, options to purchase 250,000 shares; Mr. Walsh, options to purchase 555,580 shares; and Mr. Olander, options to purchase 50,000 shares.

(7)	Amounts reflect income earned under the Company’s Incentive Plan.
(8)	Amount represents employer matching contributions under the Company’s 401(k) plan.
(9)	Amount includes a $7,340 payment to Mr. Harris for earned and unused vacation pay and $6,133 of matching contributions under the Company’s 401(k) plan.

Amounts Earned in Connection with Termination

In connection with his termination of employment effective July 31, 2007, Mr. Walsh became entitled to receive an amount equal to his annual salary of $300,000 payable over 12 months starting immediately, and a $344,000 retention bonus payable over 18 months beginning on February 1, 2008. In connection with Mr. Harris’ termination of employment, he became entitled to receive an amount equal to his annual salary of $260,000 payable over 12 months starting March 1, 2007.

Incentive Plan

The following table provides information about the amounts that could have been earned in fiscal year 2007 pursuant to the Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name and principal position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
George M. Davis President and Chief Executive Officer	N/A	N/A	N/A	N/A

Lawrence Rychlak Executive Vice President and Chief Financial Officer	9/23/06	$35,475	$70,950	$70,950

Donald R. Walsh Former Chief Executive Officer	9/23/06	$112,500	$225,000	$225,000

W. Scott Harris Former President and Chief Operating Officer	9/23/06	$65,000	$130,000	$130,000

Christopher D. Olander Former Executive Vice President and General Counsel	N/A	N/A	N/A	N/A

The minimum fully diluted earnings per share threshold performance measure was not met in 2007, so none of the Named Executive Officers received any incentive compensation for this component of the Incentive Plan. Although the Company reported services revenues of $10.7 million for the year ended June 30, 2007, no payments were made pursuant to the growth in services revenue performance measure due to the overall financial performance of the Company. The $13,939 that was paid to Mr. Harris in 2007 and allocated to the Incentive Plan was made in accordance with a separation agreement that was executed in connection with his resignation.

Equity Compensation

The following table sets forth certain information about options under the Company’s stock option plan that remain unexercised at June 30, 2007. The Company did not grant any stock awards during fiscal year 2007.

OUTSTANDING EQUITY AWARDS AT YEAR END

Name and principal position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
George M. Davis	6,000	12,000	[1]	$2.10	7/3/2016
President and Chief Executive Officer	25,000	75,000	[2]	$1.62	12/15/2016

Lawrence Rychlak	66,667	33,333	[3]	$0.50	5/9/2015
Executive Vice President and Chief Financial Officer	41,667	58,333	[4]	$1.05	10/20/2015
	9,375	40,625	[5]	$1.71	9/29/2016

Donald R. Walsh	2,232	-0-		$3.808	1/1/2010
Former Chief Executive Officer	3,348	-0-		$3.808	11/2/2011
	150,000	-0-		$0.167	12/1/2012
	300,000	-0-		$0.117	7/30/2103
	50,000	25,000	[6]	$0.60	9/1/2015
	4,688	20,312	[7]	$1.71	9/29/2016

W. Scott Harris	-0-	-0-		N/A	N/A
Former President and Chief Operating Officer

Christopher D. Olander	50,000	-0-		$0.80	7/15/07
Former Executive Vice President and General Counsel

(1)	6,000 shares became vested and exercisable on July 3, 2007 and the remaining 6,000 shares become vested and exercisable on July 3, 2008.
(2)	25,000 shares become vested and exercisable on December 1, 2007 and 1,389 shares become vested and exercisable each month beginning January 1, 2008.
(3)	33,333 shares became vested and exercisable on July 1, 2007.
(4)	1,563 shares become vested and exercisable each month.
(5)	1,042 shares become vested and exercisable each month.
(6)	25,000 shares became vested and exercisable on September 2, 2007 and the remaining 25,000 shares become vested and exercisable on September 2, 2008.
(7)	521 shares become vested and exercisable each month.

The following table sets forth the number of stock options exercised by the named executive officers during fiscal year 2007 and the value realized on exercise. No stock awards vested during 2007.

OPTION EXERCISES AND STOCK VESTED

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
George M. Davis President and Chief Executive Officer	-0-	-0-

Lawrence Rychlak Executive Vice President and Chief Financial Officer	-0-	-0-

Donald R. Walsh Former Chief Executive Officer	-0-	-0-

W. Scott Harris Former President and Chief Operating Officer	175,000	$172,000

Christopher D. Olander Former Executive Vice President and General Counsel	16,667	$8,334

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers of the Company and each person who beneficially owns more than ten percent of the outstanding shares of Common Stock or other classes of equity securities of the Company to file with the SEC an initial report of beneficial ownership on Form 3 and reports with respect to subsequent changes in beneficial ownership of such securities on Form 4 or Form 5. To the Company’s knowledge, based solely upon the review of the copies of such reports furnished to the Company, these persons timely filed all reports required by Section 16(a) during the fiscal year ended June 30, 2007, except that Mr. Waye filed two Statements of Changes in Beneficial Ownership on Form 4 late (covering two awards of stock).

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company and its subsidiaries for fiscal year ended June 30, 2007.

The Audit Committee has discussed with Stegman & Company, independent registered public accounting firm for the Company for the fiscal year ended June 30, 2007, the matters required to be discussed by the Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU, § 380), as amended. The Audit Committee has received the written disclosures and the letter from Stegman & Company required by Independent Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), and has discussed the independence of Stegman & Company with Stegman & Company.

Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended June 30, 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

THE AUDIT COMMITTEE

David C. Reymann, Chair
Robert J. Post George W. Cox Garnett Y. Clark, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Stegman & Company as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of the Stegman & Company are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following is a description of the fees billed to the Company during the fiscal years ended June 30, 2007 and 2006 by Stegman & Company, which served as the Company’s independent registered public accounting firm during such years:

Audit Fees

Audit fees include fees paid to the Company’s independent registered public accounting firm in connection with the annual audit of the Company’s consolidated financial statements, and review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could only be provided by the public accounting firm. Such services include consents related to SEC and other regulatory filings. The aggregate audit fees billed or expected to be billed to the Company by Stegman & Company for the years ended June 30, 2007 and 2006 totaled $123,000 and $113,500, respectively.

Audit Related Fees

Audit related fees include fees paid to the Company’s independent registered public accounting firm for due diligence services related to accounting consultations, internal control reviews, and employee benefit plan audits. The aggregate audit related fees billed or expected to be billed to us by Stegman & Company for the years ended June 30, 2007 and 2006 totaled $9,750 and $0, respectively.

Tax Fees

Tax fees include fees paid to the Company’s independent registered public accounting firm for corporate tax compliance, counsel and advisory services. Stegman & Company did not bill any tax fees to the Company for the years ended June 30, 2007 and 2006.

All Other Fees

There were no other services provided to the Company by its independent registered public accounting firm during the years ended June 30, 2007 or 2006.

Approval of Independent Auditor Services and Fees

The Audit Committee reviews all fees charged by our independent registered public accounting firm, and actively monitors the relationship between audit and non-audit services provided. The Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm and fees charged.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2008 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 27, 2007 (120 days before the date of mailing based on this year’s proxy statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Company’s By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2008 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than August 11, 2008 and no later than September 10, 2008 (not more than 90 days nor less than 60 days before the first anniversary of the this year’s annual meeting). Additional time constraints are applicable where the date of the annual meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER MATTERS

The Board of Directors is not aware of any other matter which may be presented for action at the 2007 Annual Meeting of Stockholders, but should any other matter requiring a vote of the stockholders arise at the 2007 Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, such discretionary authority to do so being included in the proxy.

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, the Company, through its officers and directors, may solicit proxies in person, by telephone or by electronic means. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Shares held of record by such persons, and the Company will reimburse these persons for their reasonable out-of-pocket expenses.

As a matter of policy, the Company will accord confidentiality to the votes of individual stockholders, whether submitted by proxy or ballot, except in limited circumstances, including any contested election, or as may be necessary to meet legal requirements. The Company will retain an independent tabulator to receive and tabulate the proxies and ballots and independent inspectors of election to certify the results. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, which contains audited financial statements for the year ended June 30, 2007, accompanies this proxy statement. This Form 10-K may also be obtained without charge upon written request to the Secretary, Avatech Solutions, Inc., 10715 Red Run Blvd., Suite 101, Owings Mills, Maryland 21117.

By Order of the Board of Directors,

Lawrence Rychlak
Secretary

Baltimore, Maryland

October 2, 2007

To the extent the rules and regulations adopted by the SEC state that certain information included in this proxy statement is not deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, such information shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act.

ANNUAL MEETING OF SHAREHOLDERS OF

AVATECH SOLUTIONS, INC.

November 9, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■	20830000000000000000 4	110907

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors					FOR	AGAINST	ABSTAIN
		NOMINEES:		2. To vote on the amendment to the Employee Stock Purchase Plan	☐	☐	☐
☐	FOR ALL NOMINEES	m Garnett Y. Clark, Jr. m George W. Cox		THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m George M. Davis m Eugene J. Fischer		AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS.
m W. James Hindman
☐	FOR ALL EXCEPT (See instructions below)	m Robert J. Post m David C. Reymann m Thom Waye		WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING PROXY TO THE COMPANY AS PROMPTLY
AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE
IS REQUIRED FOR MAILING IN THE UNITED STATES.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐                            ■

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD 21117

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George M. Davis and Lawrence Rychlak as proxies, each with full power of substitution, to vote as designated on the reverse side, all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Avatech Solutions, 10715 Red Run Blvd., Suite 101, Owings Mills, Maryland, 21117, on November 9, 2007, at 9:30 a.m., local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

■	14475 ■